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                                                               November 16, 1994



Robert S. Holcombe, Esq.
1365 York Avenue, Apt. 32G
New York, NY 10021

     Re: Amendment to Employment Agreement

Dear Bob:

     You and The  Cooper  Companies,  Inc.  (the  "Company")  are  parties to an
Employment   Agreement  dated  as  of  the  1st  day  of  December,   1991  (the
"Agreement").

     Pursuant to that Agreement, with the departure of Steven G. Singer on September 8, 1994, you became entitled to terminate your employment with Good Reason under Section 4(b). The Company would like you to continue to serve as an officer of the Company and to waive your ability to terminate your employment for Good Reason due to the Change of Control resulting from the departure from the Company of each of Gary A. Singer, Steven G. Singer and Bruce D. Sturman.

     The Agreement also provides that, in the event you terminate your employment with Good Reason or your employment is terminated by the Company under certain conditions, you are entitled (i) to continue receiving your salary for 18 months following the date of termination (or to receive a lump sum payment equal to 150% of your annual salary in effect on the date of termination), (ii) to continue receiving certain medical, insurance and other benefits for a period of 18 months following the date of termination, and (iii) to continue using your Company-provided automobile for 90 days following the date of termination. The Company would like you to agree to certain reductions in those payments and benefits.

     You and the Company have agreed that your Agreement should be amended to reflect certain changes in those provisions. As of the date hereof, it is agreed that:

     1) Subsection (iv) of Section 4(e) of the Agreement is hereby eliminated, such that you no longer have the ability to terminate your employment due to a Change of Control occasioned by the departure from the Company of Gary A. Singer, Steven G. Singer and Bruce D. Sturman.

Robert S. Holcombe, Esq.
November 16, 1994
Page 2


     2) Subsections (i), (ii) and (v) of Section 5(c) of the Agreement are hereby amended to provide that, following the termination of your employment by the Company other than pursuant to Section 4(a) thereof or the termination of your employment by you pursuant to Section 4(b) thereof:

(i) the Company shall either, at your election within the time period provided for therein, continue to pay your Annual Salary then in effect for a period of 15 months (rather than 18) following your termination, or pay you a lump sum in an amount equal to 125% (rather than 150%) of such Annual Salary;

(ii) you shall likewise be entitled to a continuation of the medical, insurance and other benefits described in Section 5(c)(ii) of the Agreement for a period of 15 months (rather than 18) following your termination; and

(iii) you shall be entitled to the continued use of your Company-provided automobile for a period of 30 days (rather than 90) following your termination or, if the lease for such automobile shall expire by its terms during such 30-day period, until the date five days prior to the lease termination date.

     3) In exchange for agreeing to the foregoing amendments to your Agreement, the Company shall: (i) pay to you the total sum of Forty-Seven Thousand Five Hundred Dollars ($47,500) on or before November 21, 1994, and (ii) on January 3, 1995, remove all restrictions from the thirty-three thousand three hundred thirty-three (33,333) shares of restricted stock of the Company issued to you under the first tranche of the Company's Turn-Around Incentive Plan (which shares are currently due to become unrestricted on May 25, 1996) and deliver those shares to you free of any restraints on disposition. The foregoing is, however, subject to your satisfaction of any withholding tax obligations you may incur as a result of receiving such payment and such shares of stock.

     All other terms and conditions of your Agreement shall remain in full force and effect.

     All capitalized terms used herein which are not defined shall have the meaning ascribed to them in the Agreement.

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Robert S. Holcombe, Esq.
November 16, 1994
Page 3


     If this letter accurately sets forth the terms of our understanding, please so indicate by signing the duplicate copies of this letter, retaining one copy and returning the other to the Company for its files.

                                         Sincerely,


                                         /s/ A. Thomas Bender
                                         A. Thomas Bender
                                         Executive Vice President and
                                         Chief Operating Officer


Agreed to and Accepted by:



/s/ Robert S. Holcombe
Robert S. Holcombe
Senior Vice President
and General Counsel